Exhibit 99.1

AITX's RAD Achieves Record Single Day Deployment as Sixteen RIO Units Go Live at Major Construction Site

Fast Turnaround from Order to Activation Reflects RAD's Maturity and Construction Sector Acceleration

Detroit, Michigan, December 8, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced the successful completion of the largest single day deployment in RAD history as sixteen RIO™ Mini units were activated at a major construction project. The order was received on October 17, and all units are now live less than eight weeks later following one of RAD's strongest multi-client order days.

AITX

Artificial Intelligence Technology Solutions Inc.

RAD
an AITX company

ROBOTIC
ASSISTANCE
DEVICES

Sixteen RIO Units Deployed in 24 Hours.

RAD Raises the Bar Again.

Visual recap of sixteen RAD RIO Mini units activated at a major construction project in a record single day deployment.

This milestone follows the October order activity in which RAD secured sixteen RIO units from the construction client as part of a broad multi-client intake that spanned several industries. The rapid move from order to activation highlights how construction continues to emerge as one of the Company's most productive and accelerating sectors, driven by demand for reliable autonomous security monitoring on large and complex job sites.

"I congratulate every member of our company for this achievement," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "Sixteen RIO units deployed in a single day speaks to the maturity of our production, the precision of our deployments, and the commitment of every team member across design, engineering, production, administration, sales and operations. These moments show what happens when the entire organization pulls in the same direction."

The successful delivery of all sixteen units reinforces RAD's momentum across its expanding client base and showcases the Company's ability to execute at scale. RIO demand within the construction sector continues to rise as clients seek faster deployment cycles, consistent performance and a proven path to enhanced security at lower costs. This completion demonstrates how RAD production, logistics and field teams are meeting that demand while supporting the Company's broader drive toward higher recurring revenue and sustained growth.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/